Exhibit 23(j)(1)




CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Gardner Lewis Investment Trust (comprising The Chesapeake Aggressive Growth Fund, The Chesapeake Core Growth Fund, and The Chesapeake Growth Fund):

We consent to the use in Post-Effective Amendment No. 30 to Registration Statement No. 33-53800 of our reports dated December 14, 2005, appearing in the Annual Reports for the year ended October 31, 2005, and to the reference to us under the heading "Financial Highlights" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
February 28, 2006